Exhibit 4.1

DESCRIPTION OF SECURITIES

The following description is based on relevant portions of the Delaware Statutory Trust Act and on our Declaration of Trust and Bylaws. This summary is not necessarily complete, and we refer you to the Delaware Statutory Trust Act, our Declaration of Trust and our Bylaws for a more detailed description of the provisions summarized below.

General

The terms of the Declaration of Trust authorize an unlimited number of Common Shares of any class, par value $0.01 per share, of which [ ] shares were outstanding as of March [ ], 2025. There is currently no market for our Common Shares, and we can offer no assurances that a market for our shares will develop in the future. We do not intend for the shares offered under this Memorandum to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our shares. No shares have been authorized for issuance under any equity compensation plans. Under the terms of our Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Fund’s assets or the affairs of the Fund by reason of being a shareholder.

Common Shares

Under the terms of our Declaration of Trust, all Common Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to the holders of our Common Shares if, as and when authorized by our Board and declared by us out of funds legally available therefore. Except as may be provided by our Board in setting the terms of classified or reclassified shares or as may otherwise be provided by contract approved by the Board, our Common Shares will have no preemptive, exchange, conversion, appraisal or redemption rights and will not be freely transferable, and, in order to avoid the possibility that our assets could be treated as “plan assets,” we may require any person proposing to acquire Common Shares to furnish such information as may be necessary to determine whether such person is a Benefit Plan investor or a Controlling Person, restrict or prohibit transfers of such shares or redeem any outstanding shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board. In the event of our liquidation, dissolution or winding up, each share of our Common Shares would be entitled to share pro rata in all of our assets that are legally available for distribution after we pay all debts and other liabilities. Each share of our Common Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, the holders of our Common Shares will possess exclusive voting power. There will be no cumulative voting in the election of Trustees. Each Trustee will be elected by a majority of the votes cast with respect to such Trustee’s election; provided that, Trustees shall be elected by a plurality of the votes cast at any such meeting if (i) the Fund’s secretary receives notice that a shareholder has nominated an individual for election as a Trustee in compliance with the requirements of advance notice of shareholder nominees for Trustee set forth in the Bylaws and (ii) such nomination has not been withdrawn by such shareholder on or before the close of business on the tenth (10th) day before the date of filing of the definitive proxy statement of the Fund with the SEC and, as a result of which, the number of nominees is greater than the number of Trustees to be elected at the meeting. Pursuant to our Declaration of Trust, our Board may amend the Bylaws to alter the vote required to elect Trustees.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

Exhibit 4.1

Our Declaration of Trust provides that our Trustees will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law. Our Declaration of Trust provides for the indemnification of any person to the full extent permitted, and in the manner provided, by Delaware law. In accordance with the 1940 Act, we will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Pursuant to our Declaration of Trust and subject to certain exceptions described therein, we will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Trustee or officer of the Fund and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a Trustee or officer of the Fund and at the request of the Fund, serves or has served as a trustee, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

We will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless (i) the Indemnitee determines in good faith that the course of conduct that caused the loss or liability was in the best interests of the Fund, (ii) the Indemnitee was acting on behalf of or performing services for the Fund, (iii) such liability or loss was not the result of the Indemnitee’s gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction in a final, non-appealable order, and (iv) such indemnification or agreement to hold harmless is recoverable only out of the net assets of the Fund and not from the shareholders.

In addition, the Declaration of Trust permits the Fund to advance reasonable expenses to an Indemnitee or an affiliate of the Adviser who is not otherwise an Indemnitee, and we will do so in advance of final disposition of a proceeding if (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund, (ii) the Indemnitee or the affiliate of the Adviser, as applicable, provides the Fund with written affirmation of such person’s good faith belief that the person has met the standard of conduct necessary for indemnification by the Fund as authorized by the Declaration of Trust, (iii) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Fund acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee or the affiliate of the Adviser, as applicable, provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined by final, non-appealable decision of a court of competent jurisdiction, that the Indemnitee is not entitled to indemnification.

Transfer and Resale Restrictions

Investors may transfer their Common Shares provided that the transferee satisfies applicable eligibility and/or suitability requirements and the transfer is otherwise made in accordance with applicable securities, tax, anti-money laundering and other applicable laws and compliance with the Fund’s governing documents. No transfer will be effectuated except by registration of the transfer on the Fund’s books. Each transferee must agree to be bound by the

Exhibit 4.1

restrictions set forth in the Subscription Agreement and all other obligations as an investor in the Fund. We intend to sell our Common Shares in private offerings in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, Regulation S under the Securities Act and other exemptions from the registration requirements of the Securities Act. Investors who acquire our Common Shares in such private offerings are required to complete, execute and deliver a Subscription Agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors may be required to provide due diligence information to us for compliance with certain legal requirements.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed as a Delaware statutory trust on August 31, 2023, and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Number of Trustees; Vacancies; Removal

Our Declaration of Trust provides that the number of Trustees will be set by our Board in accordance with our Bylaws. Our Bylaws provide that a majority of our entire Board may at any time increase or decrease the number of Trustees. Our Declaration of Trust provides that the number of Trustees generally may not be less than three. Except as otherwise required by applicable requirements of the 1940 Act pursuant to an election under our Declaration of Trust, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy will serve for the remainder of the full term of the Trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent Trustees will nominate replacements for any vacancies among the Independent Trustees’ positions.

Our Declaration of Trust provides that a Trustee may be removed without cause upon the vote of a majority of then-outstanding shares.

Action by Shareholders

Our Bylaws provide that shareholder action can be taken at an annual meeting or at a special meeting of shareholders or by unanimous written consent in lieu of a meeting. The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under our Declaration of Trust and Bylaws, the Fund is not required to hold annual meetings. Special meetings may be called by the Trustees and certain of our officers, and will be limited to the purposes for any such special meeting set forth in the notice thereof. In addition, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the secretary of the Fund upon the written request of shareholders entitled to cast not less than 10% of all votes entitled to be cast at such meeting. Any special meeting called by such shareholders is required to be held not less than 15 nor more than 60 days after the secretary gives notice for such special meeting. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only

Exhibit 4.1

(1) pursuant to our notice of the meeting, (2) by or at the direction of the Board or (3) provided that the Board has determined that Trustees will be elected at the meeting, by any shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Our Declaration of Trust provides that the following actions may be taken by the shareholders, without concurrence by our Board or the Adviser, upon a vote by the holders of more than 50% of the outstanding shares entitled to vote to:

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modify the Declaration of Trust;
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terminate the Investment Advisory Agreement; or
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dissolve the Fund.

The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our Declaration of Trust does not give our Board any power to disapprove shareholder nominations for the election of Trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of Trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Amendment of the Declaration of Trust and Bylaws

Our Declaration of Trust provides that shareholders are entitled to vote upon a proposed amendment to the Declaration of Trust if the amendment would alter the terms of contract rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment or addition must be approved by the holders of more than 50% of the outstanding shares of the Fund entitled to vote on the matter. In addition, amendments to our Declaration of Trust to make our Common Shares a “redeemable security” or to convert the Fund, whether by merger or otherwise, from a closed-end company to an open-end company each must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our Declaration of Trust provides that our Board has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws. Except as described in the paragraph above, our Declaration of Trust provides that our Board may amend our Declaration of Trust without any vote of our shareholders.

Construction and Governing Law

Our Declaration of Trust provides that the Declaration of Trust and the Bylaws, and the rights and obligations of the Trustees and common shareholders, shall be governed by and construed and enforced in accordance with the Delaware Statutory Trust Act and the laws of the State of Delaware. Under the terms of our Declaration of Trust, to the fullest extent permitted by law, our common shareholders and the Board of the Fund will be deemed to have waived any non-mandatory rights of beneficial owners or trustees under the Delaware Statutory Trust Act or general trust law, and the Fund, our common shareholders, and the Trustees (including the Delaware Trustee) shall not be subject to any applicable provisions of law pertaining to trusts that, in a manner inconsistent with the express terms of our Declaration of Trust or Bylaws, relate to or regulate (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust,(iii) the necessity for obtaining court or other governmental approval concerning the acquisition,

Exhibit 4.1

holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of Trustees as set forth or referenced in our Declaration of Trust.

Determinations by Our Board

Our Declaration of Trust contains a provision that codifies the authority of our Board to manage our business and affairs. This provision enumerates certain matters and states that the determination as to any such enumerated matters made by or pursuant to the direction of our Board (consistent with our Declaration of Trust) is final and conclusive and binding upon us and our shareholders. This provision does not alter the duties our Board owes to us or our shareholders pursuant to our Declaration of Trust and under Delaware law. Further, it would not restrict the ability of a shareholder to challenge an action by our Board which was taken in a manner that is inconsistent with our Declaration of Trust or the Board’s duties under Delaware law or which did not comply with the requirements of the provision.

Actions by the Board Related to Merger, Conversion, Reorganization or Dissolution

The Board may, without the approval of holders of our outstanding Common Shares, approve a merger, conversion, consolidation or other reorganization of the Fund, provided that the resulting entity is a business development company under the 1940 Act. The Fund will not permit the Adviser to cause any other form of merger or other reorganization of the Fund without the affirmative vote by the holders of more than fifty percent (50%) of the outstanding Common Shares of the Fund entitled to vote on the matter. The Fund may be dissolved at any time, without the approval of holders of our outstanding Common Shares, upon affirmative vote by a majority of the Trustees.

Derivative Actions

No person, other than a Trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Fund. Any shareholder may maintain a derivative action on behalf of the Fund.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Fund only if the following conditions are met: (i) a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of Board who are not “Independent Trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel or other advisors in considering the merits of the request. For purposes of this paragraph, the Board may designate a committee of one or more Trustees to consider a shareholder demand.

Exclusive Delaware Jurisdiction

Each Trustee, each officer, each shareholder and each person beneficially owning an interest in a share of the Fund (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Fund or its business and affairs, the Delaware Statutory Trust Act, the Declaration of Trust or the Bylaws or asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Fund, the Delaware Statutory Trust Statute or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Fund to the shareholders or the Board, or of officers

Exhibit 4.1

or the Board to the Fund, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Fund, the officers, the Board or the shareholders, or (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Fund pursuant to Section 3809 of the Delaware Statutory Trust Statute, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute, the Declaration of Trust or the Bylaws relating in any way to the Fund (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. In the event that any claim, suit, action or proceeding is commenced outside of the Court of Chancery of the State of Delaware in contravention of the foregoing, all reasonable and documented out of pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such claim, suit, action or proceeding shall be reimbursed by the non-prevailing party. Nothing disclosed in the foregoing will apply to any claims, suits, actions or proceedings asserting a claim brought under federal or state securities laws.

Access to Records

Any shareholder will be permitted access to all of our records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and business telephone numbers of our shareholders, along with the number of Common Shares held by each of them, will be maintained as part of our books and records and will be available for inspection by any shareholder or the shareholder’s designated agent at our office. The shareholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any shareholder who requests the list within ten days of the request. A shareholder may request a copy of the shareholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the shareholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).

A shareholder may also request access to any other corporate records. If a proper request for the shareholder list or any other corporate records is not honored, then the requesting shareholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder will not have the right to, and we may require a requesting shareholder to represent that it will not, secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder’s interest in our affairs. We may also require that such shareholder sign a confidentiality agreement in connection with the request.

Books and Reports to Shareholders

Exhibit 4.1

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with U.S. GAAP. For financial reporting purposes, our fiscal year is a calendar year ending December 31.

Within 60 days after each fiscal quarter, we will distribute our quarterly report on Form 10-Q to all shareholders of record. In addition, we will distribute our annual report on Form 10-K to all shareholders within 120 days after the end of each calendar year, which must contain, among other things, a breakdown of the expenses reimbursed by us to the Adviser. These reports will also be available on the SEC’s website at www.sec.gov.

Conflict with the 1940 Act

Our Declaration of Trust provide that, if and to the extent that any provision of Delaware law, or any provision of our Declaration of Trust or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.